Exhibit 99.1

March 28, 2025

COMPANY CONTACT
FutureFuel Corp.
Roeland Polet
(314) 854-8352 www.futurefuelcorporation.com

FutureFuel Releases 2024 Results

Reports Net Income of $15.5 Million or $0.35 per Diluted Share, and Adjusted EBITDA of $17.6 Million

CLAYTON, Mo. (March XX, 2025) – FutureFuel Corp. (NYSE: FF) (“FutureFuel”), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the fourth quarter and year ended December 31, 2024.

Fourth quarter 2024 Financial Highlights (all comparisons are with the fourth quarter of 2023)

●	Revenues were $61.5 million, a decrease of 33% or $30.5 million compared to $92.0 million.
●	Net income was $2.8 million, or $0.06 per diluted share, down from a net income of $23.4 million, or $0.53 per diluted share.
●	Adjusted EBITDA(1) was $4.6 million, down from $16.8 million.

2024 Financial Highlights (all comparisons are with the year ended December 31, 2023)

●	Revenues were $243.3 million, a decrease of 34% or $124.9 million compared to $368.3 million.
●	Net income was $15.5 million, or $0.35 per diluted share, down from $37.4 million, or $0.85 per diluted share.
●	Adjusted EBITDA(1) was $17.6 million, down from $35.0 million.

(1)  A non-GAAP financial measure.  See “Non-GAAP Financial Measures” for a description of the measure and a reconciliation to the applicable GAAP measure.

“In the fourth quarter, we experienced a notable volume decline, partly due to some destocking among our chemical customers and partly due to lower-than-expected yields from our biodiesel production. To enhance the reliability of our biodiesel production, we temporarily shut down our plant for a turnaround in late December. This turnaround extended through the majority of the first quarter for biodiesel and, to a certain extent, reduced chemicals production.  We expect the turnaround work completed will help circumvent planned turnarounds normally scheduled later in the year for both segments.

Our new customer and product pipeline remains robust within our chemical segment. To support these products, we expect to bring new production capacity online in 2025.

In the Biofuels segment, the blenders tax credit expired December 31, 2024, and was replaced by the Inflation Reduction Act, Section 45Z. Although this new program was effective January 1, 2025, the details surrounding credits and support levels remain mostly undefined by the Department of the Treasury. We are collaborating with industry groups and our local House and Senate representatives to advocate for near-term clarity and definition on this matter,” said Roeland Polet, Chief Executive Officer for FutureFuel Corp.

2025 Cash Dividends

For 2025, FutureFuel declared a regular quarterly cash dividend in the amount of $0.06 per share on our common stock in the fourth quarter of 2024.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures (see “Non-GAAP Financial Measures” for additional information), include all dollar amounts in thousands, except per share amounts:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Unaudited)

	Three Months Ended December 31,
			Dollar	%
	2024	2023	Change	Change
Revenue	$61,509	$92,009	$(30,500)	(33)%
Income from operations	$1,611	$20,403	$(18,792)	(92)%
Net income	$2,797	$23,384	$(20,587)	(88)%
Earnings per common share:
Basic	$0.06	$0.53	$(0.47)	(89)%
Diluted	$0.06	$0.53	$(0.47)	(89)%
Adjusted EBITDA	$4,552	$16,753	$(12,201)	(73)%

	Year Ended December 31,
			Dollar	%
	2024	2023	Change	Change
Revenue	$243,339	$368,250	$(124,911)	(34)%
Income from operations	$6,372	$27,368	$(20,996)	(77)%
Net income	$15,503	$37,382	$(21,879)	(59)%
Earnings per common share:
Basic	$0.35	$0.85	$(0.50)	(59)%
Diluted	$0.35	$0.85	$(0.50)	(59)%
Adjusted EBITDA	$17,594	$34,983	$(17,389)	(50)%

Financial Results Q4 2024 versus Q4 2023

Consolidated sales revenue in the three months ended December 31, 2024 decreased $30,500 compared to the three months ended December 31, 2023. This decline was driven mostly by lower prices ($22,451) and lower sales volumes ($11,984) in the biofuel segment. Partially offsetting this decline was an increase in chemical segment sales revenue of $5,492 from the amortization of deferred revenue remaining on a long-term contract which expired in 2024 and became a short-term contract with the customer.

Income from operations in the three months ended December 31, 2024 decreased $18,792 as compared to the same period of 2023, due primarily to (i) reduced margins in the biofuel segment of $20,989 in part from downtime of production equipment due to delays by equipment suppliers and plant reliability issues, and (ii) the change in the adjustments in the carrying value of our inventory as determined utilizing the LIFO method of inventory accounting which increased income from operations $143 in the three months ended December 31, 2024 as compared to $4,311 in the same period of 2023.  Slightly offsetting this decline was an increase in chemical margins of $2,508 from the recognition of deferred revenue as noted above.

Financial Results 2024 versus 2023

Consolidated sales revenue decreased 34% or $124,911 in 2024 compared to 2023 from lower sales volumes ($60,547) and lower prices ($65,011) in the biofuel segment.  Partially offsetting this decline was an increase in chemical segment revenue volumes and an increase of $5,492 in amortization of deferred revenue from the expiration of a long-term contract.

Income from operations decreased $20,996 as compared to 2023. This comparative decrease was primarily attributable to reduced margins in the biofuel segment ($14,031) and chemical segment ($7,304).  This reduction was inclusive of (i) reduced sales volumes of biodiesel and glycerin from extreme weather conditions in the first three months of the year, ii) downtime of both biodiesel and chemical production equipment in the last half of 2024 from delays by equipment suppliers, and (iii) in the biofuel segment, the change in the unrealized activity of derivative instruments in comparison to the prior year with a loss of $1,971 in the current year and a gain of $1,878 in the prior year.  Also contributing to this reduced margin was the change in adjustments in the carrying value of our inventory as determined utilizing the LIFO method of inventory accounting which increased income from operations $3,028 in 2024 as compared to $10,334 in 2023. Partially offsetting these decreases was the benefit of the amortization of deferred revenue in the chemical segment of $5,492.

Capital Expenditures

Capital expenditures were $14,668 in 2024, compared with $6,022 in the same period in 2023. Capital expenditures in 2024 increased primarily from construction of a custom chemical plant that is expected to be completed in the middle of 2025.

Cash and Cash Equivalents

Cash and cash equivalents totaled $109,541 as of December 31, 2024, compared with $219,444 as of December 31, 2023.  A special cash dividend of $2.50 per common share was paid April 9, 2024, which totaled $109,408.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biofuels. FutureFuel’s chemicals segment manufactures specialty chemicals for specific customers (“custom chemicals”) as well as multi-customer specialty chemicals (“performance chemicals”). FutureFuel’s custom manufacturing product portfolio includes proprietary agrochemicals, adhesion promoters, a biocide intermediate, and an antioxidant precursor. FutureFuel’s performance chemicals products include a portfolio of proprietary nylon and polyester polymer modifiers and several small-volume specialty chemicals and solvents for diverse applications. FutureFuel’s biofuels segment primarily produces and sells biodiesel to its customers. Please visit www.futurefuelcorporation.com for more information.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time-to-time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2024, and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document, which reflect FutureFuel management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones faced by FutureFuel. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, non-cash gains or losses on derivative instruments, and other non-operating income or expense. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and non-cash gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$109,541	$219,444
Accounts receivable, inclusive of the blenders' tax credit of $6,683 and $11,381, respectively and net of allowances for expected credit losses of $29 and $55, respectively	21,896	28,407
Inventory, net	20,643	25,383
Other current assets	12,706	17,312
Total current assets	164,786	290,546
Property, plant and equipment, net	78,538	72,711
Other assets	4,367	3,824
Total noncurrent assets	82,905	76,535
Total Assets	$247,691	$367,081
Liabilities and Stockholders’ Equity
Accounts payable, inclusive of the blenders' tax credit rebates due customers of $890 and $890, respectively	$10,622	$22,220
Dividends payable	10,699	10,503
Other current liabilities	11,986	8,621
Total current liabilities	33,307	41,344
Deferred revenue – long-term	6,324	12,570
Other noncurrent liabilities	2,239	3,287
Total noncurrent liabilities	8,563	15,857
Total liabilities	41,870	57,201
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,763,243 shares issued and outstanding as of December 31, 2024 and December 31, 2023	4	4
Additional paid in capital	205,434	282,489
Retained earnings	383	27,387
Total Stockholders’ Equity	205,821	309,880
Total Liabilities and Stockholders’ Equity	$247,691	$367,081

FutureFuel Corp.

Condensed Consolidated Statements of Income and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue	$61,509	$92,009	$243,339	$368,250
Cost of goods sold and distribution	55,912	67,931	223,695	327,271
Gross profit	5,597	24,078	19,644	40,979
Selling, general, and administrative expenses	2,796	2,519	9,279	9,213
Research and development expenses	1,190	1,156	3,993	4,398
Total operating expenses	3,986	3,675	13,272	13,611
Income from operations	1,611	20,403	6,372	27,368
Interest and dividend income	1,505	2,982	7,656	9,577
Gain on marketable securities	-	-	-	575
Other (expense) income, net	(162)	(34)	2,267	(137)
Other income, net	1,343	2,948	9,923	10,015
Income before income taxes	2,954	23,351	16,295	37,383
Income tax provision (benefit)	157	(33)	792	1
Net income	$2,797	$23,384	$15,503	$37,382

Earnings per common share
Basic	$0.06	$0.53	$0.35	$0.85
Diluted	$0.06	$0.53	$0.35	$0.85
Weighted average shares outstanding
Basic	43,773,243	43,763,243	43,765,757	43,763,243
Diluted	43,773,243	43,765,709	43,765,757	43,765,163

Comprehensive income
Net income	$2,797	$23,384	$15,503	$37,382
Other comprehensive income from unrealized net gains on available-for-sale securities	-	-	-	2
Income tax effect	-	-	-	(1)
Total other comprehensive income, net of tax	-	-	-	1
Comprehensive income	$2,797	$23,384	$15,503	$37,383

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net income	$15,503	$37,382
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,208	10,348
Amortization of deferred financing costs	103	101
Provision for deferred income taxes	773	-
Change in fair value of equity securities	-	(3,117)
Change in fair value of derivative instruments	1,971	(1,878)
Loss on the sale of investments	-	2,543
Stock based compensation	359	-
Loss on disposal of property, plant, and equipment	30	29
Noncash interest expense	35	34
Changes in operating assets and liabilities:
Accounts receivable	6,510	(2,208)
Accounts receivable – related parties	1	5
Inventory	4,740	(4,445)
Income tax receivable	1,887	19
Prepaid expenses	368	(652)
Prepaid expenses – related parties	12	-
Other assets	(146)	(935)
Accounts payable	(12,098)	(6,493)
Accounts payable – related parties	97	(7,757)
Dividends payable	186	-
Accrued expenses and other current liabilities	6,324	(719)
Accrued expenses and other current liabilities – related parties	-	(1)
Deferred revenue	(9,205)	(2,418)
Other noncurrent liabilities	(1,856)	1,461
Net cash provided by operating activities	24,802	21,299
Cash flows from investing activities
Collateralization of derivative instruments	(132)	1,343
Proceeds from the sale of marketable securities	-	37,701
Proceeds from the sale of property and equipment	6	-
Capital expenditures	(14,668)	(6,022)
Net cash (used in) provided by investing activities	(14,794)	33,022
Cash flows from financing activities
Payment of dividends	(119,911)	(10,503)
Deferred financing costs	-	(14)
Net cash used in financing activities	(119,911)	(10,517)
Net change in cash and cash equivalents	(109,903)	43,804
Cash and cash equivalents at beginning of period	219,444	175,640
Cash and cash equivalents at end of period	$109,541	$219,444

Cash paid for income taxes	$457	$20
Noncash capital expenditures	403	333

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income	$2,797	$23,384	$15,503	$37,382
Depreciation	2,285	2,612	9,208	10,348
Non-cash stock-based compensation	246	-	359	-
Interest and dividend income	(1,505)	(2,982)	(7,656)	(9,577)
Non-cash interest expense and amortization of deferred financing costs	35	34	138	135
Loss on disposal of property and equipment	6	21	30	29
Unrealized loss (gain) on derivative instruments	531	(5,401)	1,971	(1,878)
Gain on marketable securities	-	-	-	(575)
Other income	-	(882)	(2,751)	(882)
Income tax provision (benefit)	157	(33)	792	1
Adjusted EBITDA	$4,552	$16,753	$17,594	$34,983

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Year Ended
	December 31,
	2024	2023
Net cash provided by operating activities	$24,802	$21,299
Deferred income taxes, net	(773)	-
Interest and dividend income	(7,656)	(9,577)
Income tax provision	792	1
Changes in operating assets and liabilities, net	3,180	24,143
Other income	(2,751)	(883)
Adjusted EBITDA	$17,594	$34,983

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue
Custom chemicals	$23,140	$17,636	$69,473	$64,286
Performance chemicals	1,644	3,213	10,534	15,047
Chemical revenue	24,784	20,849	80,007	79,333
Biofuel revenue	36,725	71,160	163,332	288,917
Total Revenue	$61,509	$92,009	$243,339	$368,250

Segment gross profit (loss)
Chemical	$10,527	$8,019	$22,632	$29,936
Biofuel	(4,930)	16,059	(2,988)	11,043
Total gross profit	$5,597	$24,078	$19,644	$40,979

As of December 31, 2024, FutureFuel held 3.1 million RINs with a fair market value of $1,831 and no cost. Comparatively, at December 31, 2023, FutureFuel held 4.3 million RINs with a fair market value of $6,567 and no cost.